Exhibit 99.1

BJ’S RESTAURANTS, INC. REPORTS RECORD REVENUES AND EARNINGS FOR FISCAL 2004

Huntington Beach, CA - February 23, 2005 - BJ’s Restaurants, Inc. (NASDAQ: BJRI) reported record revenues and earnings for the fiscal quarter and year ended January 2, 2005.

Highlights for the quarter ended January 2, 2005, compared to the same quarter last year, were as follows:

•	Revenues increased 40.3% to $37.9 million

•	BJ’s comparable restaurant sales increased 1.1%

•	Net income increased to $1,587,000 from $719,000, +120.7%

•	Diluted earnings per share of $0.08 compared to $0.03

•	New restaurants opened in San Bernardino and Folsom, California and Plano, Texas

Highlights for fiscal 2004 ended January 2, 2005, compared to fiscal 2003, were as follows:

•	Revenues increased 25.3% to $129.0 million

•	BJ’s comparable restaurant sales increased 3.8%

•	Net income increased to $6.6 million from $3.6 million, +82.8%

•	Diluted earnings per share of $0.32, including a $0.05 gain from the sale of Pietro’s Restaurants, versus $0.18

•	Seven new BJ’s restaurants opened

The results for both the quarter and fiscal year ended January 2, 2005 included one additional week of operations when compared to the same periods of the prior year.

Revenues totaled $37.9 million for the fourth quarter of fiscal 2004, an increase of 40.3% compared to the fourth quarter of 2003. Revenues increased primarily due to the opening of seven new restaurants. Also contributing to revenue growth was an increase in BJ’s comparable restaurant sales of 1.1% during the quarter. These increases were partially offset by impact from the sale of the three Pietro’s restaurants, completed on March 15, 2004.

For the fourth quarter of 2004, the Company reported net income of $1,587,000, or $0.08 diluted earnings per share, as compared to net income of $719,000, or $0.03 diluted earnings per share for the fourth quarter of 2003. The increase in net income, quarter over quarter, is primarily due to the 40.3% increase in revenues, combined with a reduction in occupancy costs, operating expenses and labor and benefits as a percentage of revenues, offset by an increase to cost of sales, general and administrative, depreciation and restaurant opening expenses as a percentage of revenues. Additionally, the Company experienced a lower effective tax rate in the fourth quarter of 2004, due to additional utilization of FICA tip credits, combined with a reduction in the tax reserve and valuation allowance.

Revenues totaled $129.0 million for fiscal 2004, an increase of 25.3% compared to fiscal 2003. Revenues increased primarily due to seven new restaurants opened during 2004, as well as a full year of operations from the four restaurants the Company opened during 2003. Also contributing to revenue growth was an increase in BJ’s comparable restaurant sales of 3.8% for restaurants open greater than eighteen months. These increases were partially offset by the closure of the Pietro’s restaurant in Portland, Oregon during June 2003 and the sale of the three Pietro’s restaurants on March 15, 2004.

The Company reported net income of $6,569,000, or $0.32 diluted earnings per share for fiscal 2004, compared to net income of $3,593,000, or $0.18 diluted earnings per share, for fiscal 2003. Included in the 53-weeks ended January 2, 2005, earnings and earnings per share results is a pre-tax gain of $1,658,000 from the sale of the three Pietro’s restaurants and related trademarks for the Pietro’s brand, or a $0.05 after-tax gain per diluted share. Like many other retail and restaurant companies as of late, the Company is in the process of completing its evaluation of its lease accounting practices in light of recent SEC interpretations.

Paul Motenko, Co-Chairman, commented, “We are very pleased with our 2004 operating results and particularly pleased with our restaurant class of 2004, which has provided some of the strongest average weekly sales in the Company’s history. BJ’s Restaurants, Inc. is on track to open at least 8 locations during 2005, in-line with our stated objectives of at least 20% annual restaurant growth. The Company currently has eleven signed leases in hand for restaurants that are anticipated to open during 2005 or 2006.”

Jerry Deitchle, who joined the Company as President and CEO on February 1, 2005, commented, “My first three weeks on the job have solidly confirmed my belief that we have a strong opportunity to expand the BJ’s concept in both existing and new markets. I am both honored and excited to have the opportunity to lead our Company as we move forward to execute our growth plan in a controlled, profitable manner with the objective of building long-term value for our guests, our staff members and our stockholders.”

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its fourth quarter earnings release today, February 23, 2005, at 2:00 p.m. PDT. The number to dial for this teleconference is (888) 424-5801. A replay of the conference call will be available through February 26, 2005 by dialing (877) 519-4471 and entering passcode 5686633.

The Company will also provide an on-line Internet simulcast, as well as a replay, of the conference call. The link to the simulcast and rebroadcast can be found on the Company’s website at www.bjsrestaurants.com. The rebroadcast will be available following the live broadcast and continue for 30 days.

BJ’s Restaurants, Inc. currently owns and operates 35 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The company operates ten microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The Company’s restaurants are located in California (24), Texas (5), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii)

construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 24 of our current 35 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs, and (xv) other general economic and regulatory conditions and requirements.

Further information concerning the Company’s results of operations for the fourth quarter 2004 will be provided in the Company’s Form 10-K filing, to be filed with the Securities and Exchange Commission by March 18, 2005.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.

Selected Unaudited Consolidated Financial Data

(In thousands except, for per share data)

	14-Weeks Ended January 2, 2005		13-Weeks Ended December 28, 2003		53-Weeks Ended January 2, 2005		52-Weeks Ended December 28, 2003
Statement of Operations Data:
Revenues	$37,890	100.0%	$27,008	100.0%	$129,049	100.0%	$102,959	100.0%
Costs and expenses:
Cost of sales	10,118	26.7	7,132	26.4	33,819	26.2	27,281	26.5
Labor and benefits	13,756	36.3	9,819	36.4	46,330	35.9	36,828	35.8
Occupancy	2,516	6.6	2,229	8.3	9,435	7.3	7,889	7.7
Operating expenses	4,194	11.1	3,064	11.3	14,181	11.0	11,780	11.4
General and administrative	3,603	9.5	1,942	7.2	10,810	8.4	8,497	8.3
Depreciation and amortization	1,578	4.2	1,058	3.9	5,249	4.1	3,928	3.8
Restaurant opening expense	606	1.6	238	0.9	2,419	1.9	1,467	1.4
Gain from sale of Pietro’s Restaurants	—	—	—	—	(1,658)	(1.3)	—	—

Total cost and expenses	36,371	96.0	25,482	94.4	120,585	93.5	97,670	94.9

Income from operations	1,519	4.0	1,526	5.6	8,464	6.5	5,289	5.1

Other income (expense):
Interest income, net	87	0.3	99	0.4	421	0.3	376	0.4
Other income (expense), net	9	0.0	(605)	(2.2)	165	0.1	(228)	(0.2)

Total other income (expense)	96	0.3	(506)	(1.8)	586	0.4	148	0.2

Income before income taxes	1,615	4.3	1,020	3.8	9,050	6.9	5,437	5.3

Income tax expense	28	0.1	301	1.1	2,481	1.9	1,844	1.8

Net income	$1,587	4.2%	$719	2.7%	$6,569	5.0%	$3,593	3.5%

Net income per share:
Basic	$0.08		$0.04		$0.34		$0.18
Diluted	$0.08		$0.03		$0.32		$0.18

Weighted average number of shares outstanding:
Basic	19,498		19,427		19,498		19,422

Diluted	20,574		20,660		20,570		20,482

Selected Unaudited Balance Sheet Information

(Dollars in thousands)

	January 2, 2005	December 28, 2003
Balance Sheet Data (end of period):

Cash, cash equivalents and short-term investments	$19,541	$26,940

Total assets	$100,708	$83,705

Total long-term debt, including current portion	$—	$151

Shareholders’ equity	$79,084	$71,051